Exhibit 10.1

Execution Copy

SENIOR SUBORDINATED UNIT

PURCHASE AGREEMENT

by and between

CROSSTEX ENERGY, L.P.

and

KAYNE ANDERSON MLP INVESTMENT COMPANY,

TORTOISE ENERGY CAPITAL CORPORATION

and

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

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Section 6.07	Removal of Legend	19
Section 6.08	Entire Agreement	20
Section 6.09	Governing Law	20
Section 6.10	Execution in Counterparts	20
Section 6.11	Termination	20

Exhibit A — Form of Registration Rights Agreement

Exhibit B — Form of Opinion of Crosstex Counsel

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SENIOR SUBORDIANTED UNIT PURCHASE AGREEMENT

     This SENIOR SUBORDINATED UNIT PURCHASE AGREEMENT, dated as of June 24, 2005 (this “Agreement”), is by and between CROSSTEX ENERGY, L.P., a Delaware limited partnership (“Crosstex”), and each of the purchasers set forth in Schedule A hereto (“the Purchasers”).

     WHEREAS, Crosstex desires to finance a portion of its expansion projects through the sale of $50,000,000 of Senior Subordinated Units to the Purchasers and the Purchasers desire to collectively purchase $50,000,000 of Senior Subordinated Units from Crosstex in accordance with the provisions of this Agreement.

     WHEREAS, Crosstex has agreed to provide the Purchasers with certain registration rights with respect to the Common Units underlying the Senior Subordinated Units acquired pursuant hereto.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Anniversary Date” means 180 days from the Closing Date.

     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by Crosstex or any Subsidiary of Crosstex hereunder or thereunder.

     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas.

     “Closing” shall have the meaning specified in Section 2.03.

     “Closing Date” shall have the meaning specified in Section 2.03.

     “Commission” means the United States Securities and Exchange Commission.

     “Common Units” means the common units representing limited partner interests in Crosstex.

     “Crosstex” has the meaning set forth in the introductory paragraph.

     “Crosstex Credit Facility” means the Third Amended and Restated Credit Agreement dated as of March 31, 2005, by and among Crosstex, Crosstex Energy Services, L.P. and the lenders named therein.

     “Crosstex Financial Statements” shall have the meaning specified in Section 3.03.

     “Crosstex Master Shelf Agreement” means the Amended and Restated Senior Secured Notes Master Shelf Agreement, dated as of March 31, 2005 among Crosstex Energy, L.P., Crosstex Energy Services, L.P., Prudential Investment Management, Inc. and certain other parties, as amended by the Letter Amendment No. 1 to the Master Shelf Agreement, dated June 22, 2005.

     “Crosstex Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations, affairs or prospects of Crosstex and its Subsidiaries taken as a whole; (b) the ability of Crosstex and its Subsidiaries taken as a whole to carry out their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Crosstex to consummate the transactions under any Basic Document; provided, however, that a Crosstex Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the Crosstex Parties operate, except to the extent that the Crosstex Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon Crosstex and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

     “Crosstex Parties” means Crosstex, the General Partner, and all of Crosstex’s Subsidiaries.

     “Crosstex Related Parties” shall have the meaning specified in Section 5.02.

     “Crosstex SEC Documents” shall have the meaning specified in Section 3.03.

     “Delaware LP Act” shall have the meaning specified in Section 3.02.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

     “General Partner” means Crosstex Energy GP, L.P., a Delaware limited partnership, and includes Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of Crosstex Energy GP, L.P.

     “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to Crosstex means a Governmental Authority having jurisdiction over Crosstex, its Subsidiaries or any of their respective Properties.

     “Indemnified Party” shall have the meaning specified in Section 5.03.

     “Indemnifying Party” shall have the meaning specified in Section 5.03.

     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

     “NASDAQ” means the NASDAQ National Market.

     “Non-Disclosure Agreement” means the non-disclosure agreement between Crosstex and the Kayne Anderson MLP Investment Company dated April 30, 2005 and the non-disclosure agreement between Crosstex and Tortoise Energy Capital Corporation dated April 29, 2005, collectively.

     “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Crosstex dated as of the date hereof.

     “Partnership Securities” means any class or series of equity interest in Crosstex (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in Crosstex), including without limitation Common Units, Senior Subordinated Units, Subordinated Units (as defined in the Partnership Agreement) and Incentive Distribution Rights (as defined in the Partnership Agreement).

     “Permits” means, with respect to Crosstex or any of its Subsidiaries, any licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions,

exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy or use of its Properties or the conduct of its businesses as currently conducted.

     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     “Purchase Price” means $50,000,000.

     “Purchased Units” means the number of Senior Subordinated Units set forth on Schedule A hereto with respect to each Purchaser.

     “Purchaser” has the meaning set forth in the introductory paragraph.

     “Purchaser Related Parties” shall have the meaning specified in Section 5.01.

     “Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between Crosstex and the Purchasers in the form attached hereto as Exhibit A.

     “Representatives” of any Person means the officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     “Senior Subordinated Unit Price” shall have the meaning specified in Section 2.07.

     “Senior Subordinated Units” means the senior subordinated units representing limited partner interests in Crosstex.

     “Subordinated Units” means the subordinated units representing limited partner interests in Crosstex.

     “Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; or (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

     Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Crosstex Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

     Section 2.01 Authorization of Sale of Senior Subordinated Units. Crosstex has authorized the issuance and sale to the Purchasers of the Purchased Units.

     Section 2.02 Sale and Purchase. Subject to the terms and conditions hereof, Crosstex hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from Crosstex, the number of Purchased Units as set forth on Schedule A (such number of Purchased Units set forth thereon with respect to each Purchaser), and each Purchaser agrees to pay Crosstex its allocated portion of the Purchase Price.

     Section 2.03 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on June 24, 2005 (such date, the “Closing Date”), at the offices of Vinson & Elkins, L.L.P., First City Tower, 1001 Fannin, Houston, Texas 77002.

     Section 2.04 Conditions to the Closing.

          (a) Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

               (i) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

               (ii) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

               (iii) a notification form and supporting documentation, if any, related to the Common Units issuable on conversion of the Purchased Units shall have been filed with the NASDAQ.

          (b) Purchasers’ Conditions. The obligation of each Purchaser to consummate the purchase of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by such Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):

               (i) Crosstex shall have performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Crosstex on or prior to the Closing Date;

               (ii) The representations and warranties of Crosstex contained in this Agreement that are qualified by materiality or Crosstex Material Adverse Effect shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

               (iii) Crosstex shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Crosstex’s closing deliveries described in Section 2.05;

          (c) Crosstex’s Conditions. The obligation of Crosstex to consummate the sale of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of the condition (which may be waived by Crosstex in writing, in whole or in part, to the extent permitted by applicable Law) that the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

     Section 2.05 Crosstex Deliveries. At the Closing, subject to the terms and conditions hereof, Crosstex will deliver, or cause to be delivered, to the Purchasers:

          (a) A certificate or certificates representing the Purchased Units (bearing the legend set forth in Section 4.05(e)) and meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws;

          (b) A certificate of the Secretary of State of the State of Delaware, dated a recent date, that Crosstex is in good standing;

          (c) A cross-receipt executed by Crosstex and delivered to the Purchasers certifying that it has received the Purchase Price as of the Closing Date;

          (d) An opinion addressed to the Purchasers from legal counsel to Crosstex, dated as of the Closing, in the form and substance attached hereto as Exhibit B; and

          (e) The Registration Rights Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by Crosstex.

     Section 2.06 Purchasers’ Deliveries

          (a) Payment to Crosstex of the Purchase Price hereto by wire transfer of immediately available funds to an account designated by Crosstex in writing;

          (b) The Registration Rights Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by each Purchaser; and

          (c) A cross-receipt executed by each Purchaser and delivered to Crosstex certifying that it has received its respective Purchased Units as of the Closing Date.

     Section 2.07 Price Per Unit. The amount per Senior Subordinated Unit that each Purchaser will pay to Crosstex to purchase the Purchased Units (the “Senior Subordinated Unit Price”) shall be equal to the quotient of $50,000,000 divided by 1,495,410 units.

     Section 2.08 Lock-Up. Each Purchaser agrees that from and after Closing it will not sell any of the Purchased Units prior to the Anniversary Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO CROSSTEX

     Crosstex represents and warrants to each Purchaser as follows:

     Section 3.01 Corporate Existence. Crosstex (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect. Each of Crosstex’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect. None of Crosstex nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of Crosstex, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of Crosstex, its respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents. Each of Crosstex and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Crosstex Material Adverse Effect.

     Section 3.02 Capitalization and Valid Issuance of Purchased Units.

          (a) As of the date of this Agreement, prior to the sale and issuance of the Purchased Units as contemplated hereby, the issued and outstanding limited partner interests of Crosstex consist of 8,798,919 Common Units, 9,334,000 Subordinated Units and the Incentive Distribution Rights, as defined in the Partnership Agreement. The only issued and outstanding general partner interests of Crosstex are the interests of the General Partner described in the Partnership Agreement. All outstanding Common Units, Subordinated Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

          (b) Other than the Crosstex Energy GP, LLC Long-Term Incentive Plan, Crosstex has no equity compensation plans that contemplate the issuance of partnership interests of Crosstex (or securities convertible into or exchangeable for partnership interests of Crosstex). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Crosstex unitholders may vote are issued or outstanding. Except as set forth in the first sentence of this Section 3.02(b) or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating Crosstex or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, Crosstex or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of Crosstex or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Crosstex or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Crosstex or any of its Subsidiaries is a party with respect to the voting of the equity interests of Crosstex or any of its Subsidiaries. None of the offering or sale of the Senior Subordinated Units or the registration of the Common Units underlying the Senior Subordinated Units pursuant to the Registration Rights Agreement, all as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership other than those rights granted to the General Partner or any of its Affiliates (as such term is defined in the Partnership Agreement) under Section 7.12 of the Partnership Agreement.

          (c) (i) All of the issued and outstanding equity interests of each of Crosstex’s Subsidiaries (except Crosstex DC Gathering Company, J.V.) are owned, directly or indirectly, by Crosstex free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Crosstex Credit Facility or the Crosstex Master Shelf Agreement), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of Crosstex’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act, Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Article 5.09 of the Texas Limited Liability Company Act, Sections 3.03, 5.02 and 6.07 of the Texas Revised Limited Partnership Act and Sections12:1327 and 12:1328 of the Louisiana Limited Liability Company Act) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Crosstex SEC Documents, neither Crosstex nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

          (d) The Senior Subordinated Units being purchased by each of the Purchasers hereunder and the limited partner interests represented thereby, will be duly authorized by Crosstex pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

          (e) The Common Units are listed on the NASDAQ. At the Closing the notification form and supporting documentation, if any, related to the Common Units to be issued on conversion of the Purchased Units will have been filed with the NASDAQ.

     Section 3.03 Crosstex SEC Documents. Crosstex has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents together with the Registration Statement, collectively “Crosstex SEC Documents”). The Crosstex SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Crosstex Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Crosstex SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Crosstex Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Crosstex Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Crosstex and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. KPMG LLP is an independent public accounting firm with respect to Crosstex and the General Partner and has not resigned or been dismissed as independent public accountants of Crosstex or the General Partner as a result of or in connection with any disagreement with Crosstex on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     Section 3.04 No Material Adverse Change. Except as set forth in or contemplated by the Crosstex SEC Documents filed with the Commission on or prior to the date hereof and except for the proposed Construction Project which has been discussed with the Purchasers, since the date of Crosstex’s most recent Form 10-K filing with the Commission, Crosstex and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a Crosstex Material Adverse Effect, (b) acquisition or disposition of any material asset by Crosstex or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Crosstex SEC Documents, or (c) material change in Crosstex’s accounting principles, practices or methods.

     Section 3.05 Litigation. Except as set forth in the Crosstex SEC Documents, there is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to Crosstex’s knowledge, contemplated or threatened against or affecting any of the Crosstex Parties or any of their respective officers, directors, properties or assets, which (individually or in the aggregate) (a) questions the validity of this Agreement or the Registration Rights Agreement or the right of Crosstex to enter into this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby or (b) would be reasonably likely to result in a Crosstex Material Adverse Effect.

     Section 3.06 No Conflicts. The execution, delivery and performance by Crosstex of the Basic Documents and compliance by Crosstex with the terms and provisions hereof and thereof, and the issuance and sale by Crosstex of the Purchased Units, do not and will not (a) assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, violate any provision of any Law or Permit having applicability to Crosstex or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of Crosstex, or the Partnership Agreement, or any organizational documents of any of Crosstex’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which Crosstex or any of its Subsidiaries is a party or by which Crosstex or any of its Subsidiaries or any of their respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Crosstex or any of its Subsidiaries, except where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Crosstex Material Adverse Effect.

     Section 3.07 Authority. Crosstex has all necessary partnership power and authority to execute, deliver and perform its obligations under the Basic Documents and the execution, delivery and performance by Crosstex of the Basic Documents has been duly authorized by all necessary action on the part of the General Partner; and the Basic Documents constitute the legal, valid and binding obligations of Crosstex, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable law. No approval from the holders of the Common and/or the Subordinated Units is required in connection with Crosstex’s issuance and sale of the Purchased Units to the Purchasers.

     Section 3.08 Approvals. Except for the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Crosstex of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Crosstex Material Adverse Effect.

     Section 3.09 MLP Status. Crosstex has, for each taxable year beginning after December 31, 2001, during which Crosstex was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

     Section 3.10 Investment Company Status. Crosstex is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 3.11 Certain Fees. No fees or commissions are or will be payable by Crosstex to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Crosstex agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Crosstex or alleged to have been incurred by Crosstex in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.

     Section 3.12 No Side Agreements. There are no agreements by, among or between Crosstex or any of its Affiliates, on the one hand, and the Purchasers or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

     Section 3.13 Material Agreements. Crosstex has provided the Purchasers with, or made available to the Purchasers through the Crosstex SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Crosstex SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by Crosstex.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser, severally and not jointly, hereby represents and warrants to Crosstex that:

     Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

     Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This Agreement and the Registration Rights Agreement have been duly executed and delivered by such Purchaser and constitute legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.03 No Breach. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute or order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement and could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or prospects of such Purchaser.

     Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless Crosstex from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

     Section 4.05 No Side Agreements. There are no other agreements by, among or between the Purchasers and any of their Affiliates, on the one hand, and Crosstex or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

     Section 4.06 Unregistered Securities. Such Purchaser represents that:

          (a) Investment. The Purchased Units are being acquired for its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and that Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to such Purchaser’s right at all times to (subject to such Purchaser’s agreement contained in Section 2.08 hereof) sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, which may include a sale contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

          (b) Nature of Purchasers. Each Purchaser represents and warrants to, and covenants and agrees with, Crosstex that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

          (c) Receipt of Information; Authorization. Each Purchaser acknowledges that it has (a) had access to Crosstex’s periodic filings with the Commission, including Crosstex’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K, (b) had access to information regarding the proposed Construction Project and its potential effect on Crosstex’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Crosstex regarding such matters sufficient to enable such Purchaser to evaluate the risks and merits of purchasing the Purchased Units and consummating the transactions contemplated by the Basic Documents.

          (d) Legend. It is understood that the certificates evidencing the Purchased Units will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

ARTICLE V
INDEMNIFICATION, COSTS AND EXPENSES

     Section 5.01 Indemnification by Crosstex. Crosstex agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Crosstex contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

     Section 5.02 Indemnification by the Purchasers. Each Purchaser agrees to indemnify Crosstex, the General Partners and their respective Representatives (collectively, “Crosstex Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.

     Section 5.03 Indemnification Procedure. Promptly after any Crosstex Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VI
MISCELLANEOUS

     Section 6.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever Crosstex has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Crosstex unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchasers, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.

     Section 6.02 Survival of Provisions. The representations and warranties set forth in Sections 3.02, 3.11, 3.12, 4.04, 4.05 and 4.06 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Crosstex or the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Crosstex and the Purchasers and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

     Section 6.03 No Waiver; Modifications in Writing.

          (a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

          (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Crosstex from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Crosstex in any case shall entitle Crosstex to any other or further notice or demand in similar or other circumstances.

     Section 6.04 Binding Effect; Assignment.

          (a) Binding Effect. This Agreement shall be binding upon Crosstex, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

          (b) Assignment of Purchased Units. All or any portion of Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities laws, Section 2.08 herein and the Registration Rights Agreement.

          (c) Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of Crosstex.

     Section 6.05 Non-Disclosure. Notwithstanding anything herein to the contrary, the Non-Disclosure Agreement shall remain in full force and effect regardless of any termination of this Agreement.

     Section 6.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to Kayne Anderson MLP Investment Company:

1800 Avenue of the Stars, 2nd Floor
Los Angeles, California 90067
Attention: David Shladovsky
Facsimile: (310) 284-6490

and

1100 Louisiana, Ste. 4550
Houston, Texas 77002
Attention: Kevin McCarthy
Facsimile: (713) 655-7359

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin St., Suite 2300
Houston, Texas 77002
Attention: Dan A. Fleckman
Facsimile: (713) 615-5859

(b)	If to Tortoise Energy Capital Corporation or Tortoise Energy Infrastructure Corporation:

20802 Mastin Blvd., Suite 222
Overland Park, Kansas 66210
Attention: David Schulte
Facsimile: (913) 345-2763

with a copy to:

Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attention: Stephen F. Carman
Facsimile: (816) 983-8080

(c)	If to Crosstex:

Crosstex Energy, L.P.
2501 Cedar Springs
Dallas, Texas 75201
Attention: Barry E. Davis
Facsimile: (214) 953-9500

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Doug Rayburn
Facsimile: (214) 661-4634

or to such other address as Crosstex or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

     Section 6.07 Removal of Legend. Each Purchaser may request Crosstex to remove the legend described in Section 4.06(e) from the certificates evidencing the Purchased Units by submitting to Crosstex such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be.

     Section 6.08 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Crosstex or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

     Section 6.09 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

     Section 6.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 6.11 Termination. In the event that any of the conditions to a party’s obligation to close specified in Section 2.04 is not satisfied at or prior to the Closing Date, such party may terminate this Agreement. In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CROSSTEX ENERGY, L.P.

By:	CROSSTEX ENERGY GP, L.P.
(its General Partner)

By:	CROSSTEX ENERGY GP, LLC
(its General Partner)

By:	/s/ WILLIAM W. DAVIS

William W. Davis,
Executive Vice President and
Chief Financial Officer

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ DAVID SHLADOVSKY

David Shladovsky
Secretary and Chief Compliance Officer

TORTOISE ENERGY CAPITAL CORPORATION

By:	/s/ ZACHARY A. HAMEL

Name: Zachary A. Hamel
Title: Senior Vice President

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ ZACHARY A. HAMEL

Name: Zachary A. Hamel
Title: Secretary

[Signature Page to Purchase Agreement]

Schedule A

Number of
Purchaser	Purchased Units
Kayne Anderson MLP Investment Company	1,046,787
Tortoise Energy Capital Corporation	288,614
Tortoise Energy Infrastructure Corporation	160,009

Total	1,495,410

Schedule A - Page 1

Exhibit A – Form of Registration Rights Agreement

See Attached

Exhibit A - Page 1

Exhibit B – Form of Opinion of Crosstex Counsel

     Capitalized terms used but not defined herein have the meanings assigned to such terms in the Senior Subordinated Unit Purchase Agreement (the “Purchase Agreement”). Crosstex shall furnish to the Purchasers at the Closing an opinion of Baker Botts L.L.P., counsel for Crosstex, addressed to the Purchasers and dated the Closing Date in form satisfactory to Vinson & Elkins L.L.P., counsel for the Purchasers, stating that:

          (i) Each of Crosstex and its “significant subsidiaries” that are organized under the laws of the States of Delaware or Texas (collectively, the “Crosstex Entities”) has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation with all necessary, partnership or limited liability company power and authority to own, lease, use or operate its respective properties and to carry on its business as its business is now conducted as described in Crosstex’s Annual Report on Form 10-K for the period ended December 31, 2004 (the “Annual Report”) and Crosstex’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “10-Q”). Each of the Crosstex Entities is duly qualified or registered for the transaction of business and in good standing as a foreign limited partnership or limited liability company, as applicable, in each of the jurisdictions set forth in Exhibit A to this opinion.

          (ii) As of the date hereof, and prior to the sale and issuance of the Purchased Units as contemplated by the Purchase Agreement, the issued and outstanding limited partner interests of Crosstex consist of 8,798,919 Common Units, 9,334,000 Subordinated Units and the Incentive Distribution Rights, as defined in the Partnership Agreement. The only issued and outstanding general partner interests of Crosstex are the interests of the General Partners described in the Partnership Agreement. All outstanding Common Units, Subordinated Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act (“Delaware LP Act”)).

          (iii) To our knowledge, except as described in the Annual Report and 10-Q, and except for options granted pursuant to the Crosstex Energy GP, LLC Long-Term Incentive Plan, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating any Crosstex Entity to issue, transfer or sell any partnership interests or other equity interest in, any Crosstex Entity or securities convertible into or exchangeable for such partnership interests, (ii) obligations of any Crosstex Entity to repurchase, redeem or otherwise acquire any partnership interests or equity interests of any Crosstex Entity or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which any Crosstex Entity is a party with respect to the voting of the equity interests of any Crosstex Entity. To our knowledge, none of the offering or sale of the Purchased Units or the registration of the Common Units underlying the Purchased Units pursuant to the Registration Rights Agreement, all as contemplated by the Purchase Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of Crosstex other than those rights granted to the General Partner or any of its

Exhibit B - Page 1

Affiliates (as such term is defined in the Partnership Agreement) under Section 7.12 of the Partnership Agreement.

          (iv) Crosstex owns of record, directly or indirectly, all of the issued and outstanding equity interests of each of the Crosstex Subsidiaries, free and clear of any Liens (A) in respect of which a financing statement under the Uniform Commercial Code naming any of the Crosstex Entities as debtor is on file in the office of the Secretary of State of Delaware or the office of the Secretary of State of Texas, (B) otherwise known to us, without independent investigation, other than those created by or arising under the Delaware LP Act, the Texas Revised Limited Partnership Act (the “Texas LP Act”) or the Delaware Limited Liability Company Act (the “Delaware LLC Act”), or (C) except for such Liens as may be imposed under the Crosstex Credit Facility or the Crosstex Master Shelf Agreement, and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of the Crosstex Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act or Sections 3.03, 5.03 and 6.07 of the Texas LP Act, as applicable).

          (v) The Purchased Units to be issued and sold to the Purchasers by Crosstex pursuant to the Purchase Agreement, and the limited partner interests represented thereby, have been duly authorized under the Partnership Agreement and when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act).

          (vi) None of the offering, issuance and sale by Crosstex of the Purchased Units or the execution, delivery and performance of the Purchase Agreement and Registration Rights Agreement (A) constitutes or will constitute a violation of the Partnership Agreement or other organizational documents of any of the Crosstex Entities, (B) constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any agreement filed or incorporated by reference as an exhibit to the Annual Report or (C) results or will result in any violation of the Delaware LP Act, the Delaware LLC Act, or U.S. federal law, which in the case of clauses (B) or (C) would be reasonably likely to have a Crosstex Material Adverse Effect; provided, however, that no opinion is expressed pursuant to this paragraph (vi) with respect to federal or state securities or anti-fraud statutes, rules or regulations.

          (vii) Each of the Purchase Agreement, Registration Rights Agreement and Partnership Agreement has been duly authorized and validly executed and delivered on behalf of Crosstex or Crosstex Energy GP, L.P. party thereto, and is enforceable against such entity except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Exhibit B - Page 2

          (viii) Except for the approvals required by the Commission in connection with Crosstex’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or filing with any U.S. federal or Delaware court, governmental agency or body having jurisdiction over the Crosstex Entities or any of their respective properties is required for the issuance and sale by Crosstex of the Purchased Units, the execution, delivery and performance of each of the Purchase Agreement and Registration Rights or the consummation of the transactions contemplated by the Purchase Agreement and Registration Rights Agreement, except those that have been obtained or as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion.

          (ix) To our knowledge, there is no action, suit, proceeding or investigation pending against the Crosstex Entities before any court or governmental agency that questions the validity of the Purchase Agreement, Partnership Agreement or the Registration Rights Agreement, or the right of Crosstex to enter into any of the foregoing agreements.

          (x) Crosstex is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Exhibit B - Page 3